The Board of Directors
First Charter Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Charter Corporation of our report on the consolidated financial statements included in the 1997 Annual Report to Shareholders which is incorporated by reference in the 1997 Form 10-K of First Charter Corporation.



                                           /s/ KPMG PEAT MARWICK LLP


Charlotte, North Carolina
May 28, 1998